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                                                                    Exhibit 99.1

[LOGO] MTC Technologies                                             NEWS RELEASE
                                                                      Dayton, OH
                                                                October 17, 2002

"Linking Imagination and Innovation" (R)

           MTC Technologies, Inc. (MTCT) To Acquire AMCOMP Corporation

Dayton, OH - MTC Technologies, Inc. (MTCT), a leading engineering and technical support company, announced that it and its wholly-owned subsidiary, Modern Technologies Corp. (MTC), have signed a stock purchase agreement to acquire AMCOMP Corporation (AMCOMP). AMCOMP is a high technology company providing engineering services, primarily in the area of Space Systems, Global Positioning Systems (GPS) Engineering and Information Technology, to the Department of Defense, and other government agencies.

Headquartered in Torrance, California and founded in 1988, AMCOMP is a privately-held company with approximately $12 million in annual revenue. The majority of AMCOMP's work is in the defense industry, where AMCOMP's main focus has been with the United States Air Force, specializing in space systems, ground systems for satellite tracking and launch vehicles.

The acquisition is consistent with MTCT's growth strategies to acquire complementary businesses to reach new customers and technologies. This acquisition will enable MTC to expand efforts in USAF Space Systems activities, and provides MTC access to new markets including GPS test, integration, and engineering as well as adding the Space and Missile Command as a new customer. AMCOMP has key operating locations in Los Angeles, CA, Alamogordo, NM and Colorado Springs, CO.

David S. Gutridge, MTCT CFO stated, "We have focused on acquisition candidates in the Air Force's Space Command operations in the Los Angeles and Colorado Springs areas for some time. AMCOMP has offices in both of those locations. We welcome the AMCOMP employees to the MTCT family and are excited about the value their contributions will bring to our company, our clients, and our shareholders."

Don Weisert, MTCT Senior Vice President and Assistant COO, added, "AMCOMP is a superb acquisition choice for MTCT and has a proven track record of profitability, a reputation for excellence in customer service and for providing effective, timely, and long-term support services in a wide range of areas." Don Weisert will oversee AMCOMP's operations.

Commenting on the sale, Dr. Anil Aggarwal, President and CEO of AMCOMP stated, "MTCT is the right company for our customers and our employees. Its reputation for excellence, integrity, service and responsibility, embodies the culture of our company and employees. The MTC contract vehicles and technical capabilities can be immediately

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leveraged with AMCOMP clients and we feel our capabilities can be leveraged well by MTC. "

MTC will use $7.2 million of the proceeds from the recent IPO of MTCT to purchase 100 percent of the stock of AMCOMP. AMCOMP's shareholders may receive additional payments, not to exceed certain amounts, over the next 3 years if certain operating goals are achieved. The acquisition Closing Date is scheduled for October 18, 2002.

MTCT, through its wholly-owned subsidiaries, provides engineering, technical, and management services to the Federal Government and employs approximately 1,000 people in 18 locations. MTCT's principal subsidiary, MTC, was founded in 1984 and, together with MTCT, is headquartered in Dayton, OH. MTCT is a NASDAQ listed company.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers' failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT.

For further information on MTCT, visit the website at www.modtechcorp.com. For other information contact:

David Gutridge,
Chief Financial Officer
MTC Technologies, Inc.
4032 Linden Avenue
Dayton, OH 45432
(937) 252-9199